UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bluejay Diagnostics, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September     , 2024

Dear Fellow Bluejay Diagnostics, Inc. Stockholders:

We invite you to attend a Special Meeting of Stockholders of Bluejay Diagnostics, Inc. on October    , 2024 (the “Special Meeting”). The Special Meeting will begin at 1:00 p.m. local time at the corporate offices of Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

Information regarding each of the matters to be voted on at the Special Meeting is contained in the attached Proxy Statement and Notice of Special Meeting of Stockholders. The Notice of Special Meeting of Stockholders sets forth the proposals that will be presented at the Special Meeting, which are described in more detail in the Proxy Statement.

Your vote is very important to us. Even if you plan to attend the Special Meeting, we encourage all of our stockholders to review these proxy materials and vote your shares prior to the Special Meeting.

On behalf of the Board of Directors, thank you for your continued confidence and investment in Bluejay Diagnostics, Inc.

Very truly yours,
BLUEJAY DIAGNOSTICS, INC.
/s/ Neil Dey
Neil Dey
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Shareholders to be Held on October    , 2024:

An Electronic Copy of the Proxy Statement is available at
https://www.cstproxy.com/bluejaydx/sms2024

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720
(844) 327-7078

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER    , 2024

TO THE STOCKHOLDERS OF BLUEJAY DIAGNOSTICS, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Bluejay Diagnostics, Inc. (the “Company”) will be held at the corporate offices at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on October    , 2024 at 1:00 p.m., local time (the “Special Meeting”), for the following purposes, as described in the accompanying Proxy Statement:

Proposal 1.

To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock (the “Reverse Stock Split Proposal”);

Proposal 2.

To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”) if there are not sufficient votes at the Special Meeting to approve and adopt the Reverse Stock Split Proposal.

These matters are more fully described in the Proxy Statement for the Special Meeting. Only stockholders of record at the close of business on September 9, 2024 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Special Meeting. We are providing proxy material access to our stockholders via the Internet at https://www.cstproxy.com/bluejaydx/sms2024. Please give the proxy materials your careful attention.

In addition to its availability at https://www.cstproxy.com/bluejaydx/sms2024, the Proxy Statement is available for viewing, printing and downloading at https://ir.bluejaydx.com/.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
BLUEJAY DIAGNOSTICS, INC.
/s/ Neil Dey
Neil Dey
Chief Executive Officer and Director

Acton, Massachusetts
September     , 2024

Your vote is important. Please vote.

All stockholders are encouraged to vote their shares in advance online or, if you requested printed copies of the proxy materials, by mail, to ensure that your vote will be represented at the Special Meeting. For more detailed information, see the section entitled “Voting Procedures” beginning on page 2 of this proxy statement.

Page
Information About the Special Meeting and Voting	1
Soliciting Proxies	1
Voting Procedures	2
Votes Required to Approve a Proposal	3
Tabulation and Reporting of Voting Results	3
Proxy Materials Are Available on the Internet	3
Proposal 1: To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock	4
Proposal 2: To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the Reverse Stock Split Proposal.	11
Ownership Of Common Stock	12
Other Matters	13
Householding of Special Meeting Materials	13

i

Bluejay Diagnostics, Inc.
360 Massachusetts Avenue, Suite 203
Acton, MA 01720

PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS
to be held on October    , 2024

Information About the Special Meeting and Voting

This proxy statement (the “Proxy Statement”) and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Bluejay Diagnostics, Inc., a Delaware corporation, for use at the Special Meeting of Bluejay Diagnostics, Inc.’s stockholders to be held at the 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, on October     , 2024 at 1:00 p.m., local time (the “Special Meeting”), and at any adjournments or postponements of the Special Meeting. This Proxy Statement and the accompanying proxy card were first made available to stockholders on or about September    , 2024. This proxy statement summarizes the information you need to make an informed vote on the proposals to be considered at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the envelope provided. The terms “Bluejay,” “Company,” “we,” or “our” refer to Bluejay Diagnostics, Inc.

Purpose of the Special Meeting

We are holding the Special Meeting for the following purposes, which are described in more detail below in this Proxy Statement:

1.      To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock (the “Reverse Stock Split Proposal”);

2.      To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the Reverse Stock Split Proposal (the “Adjournment Proposal”).

Participation in the Special Meeting

We will send this proxy statement, the attached Notice of Special Meeting and the enclosed proxy card on or about September     , 2024 to all stockholders as of September 9, 2024 (the “Record Date”). Stockholders who owned shares of our common stock at the close of business on the Record Date are entitled to vote at the Special Meeting on all matters properly brought before the Special Meeting.

On the Record Date, we had             shares of issued and outstanding common stock entitled to vote at the Special Meeting.

Even if you plan to attend the Special Meeting in person, we encourage you to vote in advance of the Special Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Special Meeting. If you wish to submit your votes before the Special Meeting, then you do not have to vote at the Special Meeting unless you wish to change your vote.

Soliciting Proxies

We have retained Saratoga Proxy Consulting LLC (“Saratoga Proxy”) to assist in soliciting proxies, and we expect to pay Saratoga Proxy a fee of $25,000, plus reimbursement of reasonable and customary expenses. We and our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers and other employees, without additional compensation, and employees of Saratoga Proxy may solicit proxies personally or in writing, by telephone, email or otherwise.

We will request brokers, banks or other nominees to forward copies of the soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, we, upon the request of the broker, bank or other nominee, will reimburse such broker, bank or other nominee for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.

Voting Procedures

Your vote is important no matter how many shares you own.    Please take the time to vote, and take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in any of the following ways:

•        You may vote over the Internet.    You may vote your shares by following the “Internet” instructions on the accompanying proxy card. If you vote over the Internet, you do not need to vote by smartphone or tablet or complete and mail your proxy card.

•        You may vote by Smartphone or Tablet.    You may vote your shares by following the “Mobile Voting” instructions on the accompanying proxy card. If you vote by smartphone or tablet, you do not need to vote over the Internet or complete and mail your proxy card.

•        You may vote by mail.    You may vote by completing, dating and signing the enclosed proxy card and promptly mailing it in the postage-paid envelope provided. If you vote by mail, you do not need to vote over the Internet or by smartphone or tablet.

Uninstructed Shares

All proxies that are executed or are otherwise submitted over the Internet, smartphone, tablet or by mail will be voted on the matters set forth in the Notice of Special Meeting of Stockholders in accordance with the instructions set forth therein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board of Directors’ recommendations on such proposals as set forth in this proxy statement.

Changing your Vote

After you have submitted a proxy, you may still change your vote and/or revoke your proxy at any time prior to the Special Meeting by doing any one of the following things:

•        You may send in another proxy with a later date;

•        You may notify us in writing (or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the Special Meeting that you are revoking your proxy; or

•        You may vote in person at the Special Meeting.

Beneficial Owners of Shares Held in Street Name

If the shares you own are held in “street name” by a bank, broker or other nominee record holder (collectively, “brokerage firms”), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. We expect that both the Reverse Stock Split Proposal and the Adjournment Proposal will be considered to be discretionary items under the NYSE rules, and your brokerage firm will be able to vote your shares with respect to such proposals even if it does not receive instructions from you, so long as it holds your shares in its name.

Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not considered to be “entitled to vote” on that matter (broker non-votes) and are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting.

Quorum

The presence in person or by proxy of at least a majority of our common stock outstanding as of the Record Date will constitute a quorum and is required to transact business at the Special Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned until a quorum is obtained.

Votes Required to Approve a Proposal

The following votes are required for approval of the proposals being presented at the Special Meeting:

Proposal 1: To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock.

Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The approval of Proposal 1 requires the affirmative vote of a majority in voting power of the votes cast. Abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Proposal 2: To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal, if there are not sufficient votes at the Special Meeting to approve and adopt the Reverse Stock Split Proposal.

Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The approval of Proposal 2 requires the affirmative vote of a majority in voting power of the votes cast. Abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Tabulation and Reporting of Voting Results

Preliminary voting results will be announced at the Special Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Special Meeting. Bluejay will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Special Meeting.

Who Bears The Cost Of Soliciting Proxies?

We will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

Where Are The Company’s Principal Executive Offices?

The principal executive offices of Bluejay are located at 360 Massachusetts Avenue, Suite 203, Acton, MA 01720 and our telephone number is (844)327-7078.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held October     , 2024:

This Proxy Statement is available at https://ir.bluejaydx.com/ for viewing, downloading and printing.

PROPOSAL 1: APPROVE AND ADOPT AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK

General

Our Board has unanimously approved and declared advisable and is recommending that our stockholders approve and adopt a proposed certificate of amendment to the Restated Certificate, in substantially the form attached hereto as Annex A, to effect a reverse stock split of all of our outstanding shares of common stock by one of several fixed ratios between 1-for-20 and 1-for-50 (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s stockholders; provided, our Board will not select a reverse split ratio that will result in us having fewer than 500,000 publicly held shares under Nasdaq continued listing standards. The following table contains approximate information relating to our common stock immediately following the reverse stock split under certain possible exchange ratios, based on share information as of September    , 2024 (all share numbers are rounded down to the nearest whole share):

	Prior to Reverse Stock Split	Giving Effect to Reverse Stock Split at Ratio of:
		1-for-20	1-for-25	1-for-30	1-for-35	1-for-40	1-for-45	1-for-50]
Authorized shares of Common Stock	250,000,000	250,000,000	250,000,000	250,000,000	250,000,000	250,000,000	250,000,000	250,000,000
Outstanding shares of Common Stock	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Shares of common stock issuable upon exercise of outstanding warrants	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Shares of common stock issuable upon exercise of outstanding options or settlement of restricted stock units	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

By approving the Reverse Stock Split, stockholders will be approving the Reverse Stock Split at a specific ratio within the range described above as determined by the Board, as it determines to be in the best interest of the Company’s stockholders. The Board believes that stockholder approval of the range of reverse stock split ratios (as opposed to approval of a single reverse stock split ratio) provides the Board with maximum flexibility to achieve the purpose of a reverse stock split, as discussed below, and therefore is in the best interests of the Company and its stockholders.

If our stockholders approve the Reverse Stock Split, and our Board decides to implement it, the Reverse Stock Split will become effective as of a date and time to be determined by the Board that will be specified in the certificate of amendment (the “Effective Time”). If the Board does not decide to implement the Reverse Stock Split within six months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

The Reverse Stock Split will be realized simultaneously for all outstanding common stock. The Reverse Stock Split, if implanted, will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Reverse Stock Split, if implemented, will not change the par value of our common stock or the number of authorized shares of common stock. The Reverse Stock Split will also affect outstanding stock options and other stock-based awards, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.

Reasons for the Reverse Stock Split

Nasdaq Listing Rule 5550(a)(2) requires listed companies to maintain a minimum bid price of $1.00 for continued inclusion on the Nasdaq Capital Market.

On February 28, 2024, we received a notification letter from the Nasdaq Listing Qualifications Staff notifying us that the closing bid price for our common stock had been below $1.00 for the previous 30 consecutive business days and that we therefore are not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification provided us with a compliance period of 180 calendar days, or until August 26, 2024, in which to regain compliance. On August 28, 2024, the Company was granted an additional 180 calendar days in which to regain compliance.

To regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1.00 or higher for a minimum of ten consecutive business days, and in such case, Nasdaq will provide us with written confirmation of compliance. Our Board’s principal reason for seeking approval of the Reverse Stock Split is to establish a mechanism for the price of our common stock to meet Nasdaq’s minimum bid price requirement. If we are delisted from the Nasdaq Capital Market and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•        a limited availability of market quotations for our securities;

•        a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and no analyst coverage for us;

•        we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•        a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

Additionally, we believe implementing a reverse stock split at one of the ratios outlined above will more effectively allow for a broader range of institutions to invest in our common stock (including investors that, as a matter of policy, avoid or are prohibited from buying stocks that are priced below a certain per share price threshold), potentially increasing the liquidity of our common stock.

Determination of Reverse Stock Split Ratio

Our Board believes that stockholder adoption of several fixed reverse stock split ratios, as opposed to adoption of a single reverse stock split ratio, provides maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. In determining which of the approved fixed ratios to implement following the receipt of stockholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:

•        our ability to maintain the listing of our common stock on the Nasdaq Capital Market;

•        the historical trading price and trading volume of our common stock;

•        the number of shares of our common stock outstanding;

•        the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

•        the continued listing requirements of the Nasdaq Stock Market; and

•        prevailing general market and economic conditions.

The Board reserves the right to elect to abandon the Reverse Stock Split (including all of the fixed reverse stock split ratios), notwithstanding stockholder approval thereof, if our Board determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our common stock, actual or forecasted results of operations and the likely effect of such results on the market price of our common stock, as well as the factors described in the above paragraph.

Principal Effects of the Reverse Stock Split

By approving this proposal, stockholders will approve the Reverse Stock Split which would combine a specific number of shares of common stock into one share. The certificate of amendment to be filed with the Secretary of State of the State of Delaware would include only that number determined by the Board to be in the best interests of the Company and its stockholders. In accordance with these resolutions, the Board will not implement any amendment providing for a different reverse stock split ratio than those specified in this proposal.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio will be the same for all issued and outstanding shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, our common stock will continue to be listed on the Nasdaq Capital Market under the ticker symbol “BJDX,” although it would receive a new CUSIP number.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split is approved by the Company’s stockholders, and if at such time the Board still believes that a reverse stock split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split will become effective as of the Effective Time. The Board will determine the exact timing and effectiveness of the filing of the certificate of amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If the Board does not decide to implement the Reverse Stock Split within twelve months from the date of the Special Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Reverse Stock Split shares that the Board has determined will be combined into one post-Reverse Stock Split share (based on the Board’s final selection of the fixed ratio to be applied) will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record at the Effective Time of the Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares not evenly divisible by the number of pre-Reverse Stock Split shares for which each post-Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Reverse Stock Split shares (except as described below under “— Book-Entry Shares”), to a cash payment, without interest, in lieu thereof, as set forth in the certificate of amendment.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our common stock owned in book-entry form.

Certificated Shares

As soon as practicable after the Effective Time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Reverse Stock Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Anti-Takeover and Dilutive Effects

The number of authorized shares of our common stock will not be diluted as a result of the reverse stock split. The common stock and preferred stock that is authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The certificate of amendment would continue to give our Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or regulations. The certificate of amendment is not being recommended in response to any specific effort of which we are aware to obtain control of us, nor does our Board have any present intent to use the authorized but unissued common stock or preferred stock to impede a takeover attempt.

Except for the Company’s obligation to issue common stock upon the exercise of outstanding options and warrants, we have no specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of common stock subsequent to the reverse stock split at this time, and we have not allocated any specific portion of the authorized number of shares to any particular purpose.

Certain Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price per share of our common stock proportionately with the ratio of the combination. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

•        The liquidity of our common stock may be harmed by the Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not proportionately increase as a result of the Reverse Stock Split.

•        The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our common stock. Consequently, the market price per post-Reverse Stock Split share may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of common stock following the Reverse Stock Split could be lower than the total market capitalization before the Reverse Stock Split.

•        A reverse stock split would increase our number of authorized but unissued shares of stock. We could use the shares that are available for future issuance in dilutive equity financing transactions, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

•        The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder

Pursuant to the terms of the Company’s 2018 Stock Incentive Plan and 2021 Stock Plans, (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of common stock available for future grant, the number of shares of common stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of common stock being delivered upon exercise, vesting or settlement of such awards immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. Any fractional shares that would otherwise result from the Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged at the Effective Time of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split that the Board decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The certificate of amendment will not affect the par value of our common stock, which will remain at $0.0001 per share.

Dividends

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. While the timing, declaration and payment of any future dividends to holders of our common stock fall within the discretion of our Board and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of future dividends, if any, would be adjusted accordingly to reflect the Reverse Stock Split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed certificate of amendment to effect the reverse stock split, and we will not independently provide our stockholders with any such rights.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Assuming the reverse stock split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received and generally should be capital gain or loss and generally would be a long-term gain or loss to the extent that the holder’s holding period exceeds 12 months.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with their own tax advisor with respect to all of the potential tax consequences to them of the reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock and equity awards granted to them pursuant to the Stock Plans.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the certificate of amendment and to abandon any Reverse Stock Split (including all of the fixed reverse stock split ratios) without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment, even if the authority to effect these amendments is approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split (including each of the fixed reverse stock split ratios), you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Reverse Stock Split (including all of the fixed reverse stock split ratios) and the certificate of amendment if it should so decide, in its sole discretion, that such actions are in the best interests of our stockholders.

Vote Required

The approval of this proposal requires the affirmative vote of a majority in voting power of the votes cast. Broker non-votes and abstentions will not be taken into account in determining the outcome of the proposal. We believe this proposal will be considered to be a “routine” matter and, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK.

PROPOSAL 2: TO APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE REVERSE STOCK SPLIT PROPOSAL IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE REVERSE STOCK SPLIT PROPOSAL

General

In addition to Reverse Stock Split Proposal, our stockholders are also being asked to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal, if there are insufficient votes at the time of such adjournment to approve and adopt the Reverse Stock Split Proposal. If the Adjournment Proposal is approved, the Special Meeting could be successively adjourned to another date. In addition, the Board could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.

Vote Required

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal. Abstentions will have no effect on the outcome of this proposal.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “FOR” the Adjournment Proposal.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE REVERSE STOCK SPLIT PROPOSAL IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE REVERSE STOCK SPLIT PROPOSAL

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the Record Date, regarding beneficial ownership of our common stock by:

•        each of our directors;

•        each of our named executive officers (“NEOs”);

•        all directors and executive officers as a group; and

•        each person, or group of affiliated persons, known by us to beneficially own five percent or more of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or executive officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720.

Name of Beneficial Owner	Shares beneficially owned		Percent of Class(1)
L1 Capital Global Opportunities Master Fund, Ltd.(2) 161A Shedden Road, 1 Artillery Court PO Box 10085 Grand Cayman, Cayman Islands KY1-1001	643,493		[ ]	%

Directors and Named Executive Officers
Indranil (Neil) Dey	30,184	(3)	*
Svetlana Dey	26,099	(4)	*
Donald R. Chase	5,645	(5)	*
Dr. Jason Cook	1,212	(6)	*
Kenneth Fisher	457	(7)	*
Gary Gemignani	342	(8)	*
Douglas C. Wurth	21,953	(9)	*
Fred S. Zeidman	341	(10)	*
Frances Scally	—		—
Directors and Executive Officers as a Group (7 persons)	60,663		*

____________

*        Less than 1%.

(1)      Based on            shares of common stock outstanding as of the Record Date.

(2)      Based solely on a Schedule 13G filed with the SEC on July 3, 2024 by L1 Capital Global Opportunities Master Fund, Ltd. (“L1”). L1 is the beneficial owner of 643,493 shares and has sole dispositive power of 643,493 shares and sole voting power of 643,493 shares. L1 is also the holder of warrants to acquire shares of the Company’s common stock, which warrants may not be exercised to the extent such exercise would cause L1 to beneficially own more than 9.99% of the Company’s outstanding common stock.

(3)      Includes (i) 3,565 shares held directly by Mr. Dey, (ii) 25,570 held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (iii) 46 shares underlying options at an exercise price of $174.40 per share, (iv) 5 shares underlying warrants at an exercise price of $367.20 per share, (v) 4 shares underlying warrants at an exercise price of $152.00 per share, and (vi) 994 shares underlying a restricted stock unit grant.

(4)      Includes (i) 187 shares held directly by Ms. Dey, (ii) 25,570 held by Lana Management & Business Research International, LLC, an entity owned by Mr. Dey and Ms. Dey and which Mr. Dey and Ms. Dey have voting and dispositive power over the shares held by such entity, (iii) 156 shares underlying options at an exercise price of $446.40 per share, (iv) 15 shares underlying options at an exercise price of $201.60, and (v) 171 shares underlying a restricted stock unit grant.

(5)      Includes (i) 4,783 shares held directly by Mr. Chase, (ii) 147 shares underlying options at an exercise price of $152.48 per share, (iii) 246 shares underlying options at an exercise price of $25.92 per share, (iv) 156 shares underlying options at an exercise price of $446.40 per share, (v) 142 shares underlying warrants at an exercise price of $367.20 per share, and (vi) 171 shares underlying a restricted stock unit grant.

(6)      Includes (i) 280 shares held directly by Dr. Cook, (ii) 468 shares underlying options at an exercise price of $560.00 per share, (iii) 33 shares underlying options at an exercise price of $174.40 per share, and (iv) 431 shares underlying a restricted stock unit grant.

(7)      Includes 457 shares held directly by Mr. Fisher.

(8)      Includes (i) 156 shares underlying options at an exercise price of $435.20 per share, (ii) 15 shares underlying options at an exercise price of $201.60 per share, and (iii) 171 shares underlying a restricted stock unit grant.

(9)      Includes (i) 13,664 shares held directly by Mr. Wurth, (ii) 6,930 held by Wurth Holdings LLC, an entity controlled by Mr. Wurth, (iii) 737 shares underlying options at an exercise price of $152.48 per share, (iv) 15 shares underlying options at an exercise price of $201.60 per share, (v) 387 shares underlying warrants at an exercise price of $367.20 per share, (vi) 49 shares underlying warrants at an exercise price of $156.00 per share and (vii) 171 shares underlying a restricted stock unit grant.

(10)    Includes (i) 62 shares underlying options at an exercise price of $560.00 per share, (ii) 93 shares underlying options at an exercise price of $446.40 per share, (iii) 15 shares underlying options at an exercise price of $201.60 per share, and (iv) 171 shares underlying a restricted stock unit grant.

OTHER PROPOSED ACTION

Our Board does not intend to bring any other matters before the Special Meeting, nor does it know of any matters which other persons intend to bring before the Special Meeting. If, however, other matters not mentioned in this proxy statement properly come before the Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are the Company’s stockholders may be “householding” our proxy materials. A single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, please (1) notify your broker, or (2) direct your written request to Bluejay Diagnostics, Inc., 360 Massachusetts Avenue, Suite 203, Acton, MA 01720, Attention: Corporate Secretary, or call us at (844) 327-7078. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their brokers. In addition, upon written or oral request to the address set forth above, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of the documents was delivered.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

In order to be eligible for inclusion in our proxy statement and form of proxy for our next Annual Meeting, a proposal of a stockholder, including the submission of a stockholder nominee for election to our Board, must be received at our principal executive offices located in Acton, Massachusetts no later than December 16, 2024. For any proposal that a stockholder wishes to propose for consideration at our next Annual Meeting but does not wish to include in the proxy materials for that meeting, our Amended and Restated Bylaws require a notice of the proposal to be delivered not less than 90 days but not more than 120 days prior to the anniversary of our preceding annual meeting of stockholders, or not before December 15, 2024 and not later than January 14, 2025. The notice of the proposal also must comply with the content requirements for such notices set forth in our Amended and Restated Bylaws.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules under Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act no later than March 15, 2025.

Annex A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
BLUEJAY DIAGNOSTICS, INC.

Bluejay Diagnostics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the “DGCL”), does hereby certify as follows:

FIRST: The name of the Corporation is Bluejay Diagnostics, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was March 20, 2015, the date of filing of its Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State was October 22, 2021, the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was July 21, 2023, the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was May 14, 2024, the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was June 17, 2024, and the date of filing of a Certificate of Amendment to the Restated Certificate with the Secretary of State was August 23, 2024.

SECOND: The text of Section 4.1 (Authorized Capital Stock) of Article IV (Capitalization) of the Restated Certificate is amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is TWO HUNDRED FIFTY-FIVE MILLION (255,000,000) shares, consisting of (a) TWO HUNDRED FIFTY MILLION (250,000,000) shares of common stock (the “Common Stock”), and (b) FIVE MILLION (5,000,000) shares of preferred stock (the “Preferred Stock”). Upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each [20][25][30][35][40][45][50] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.0001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

THIRD: That resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation setting forth this amendment to the Restated Certificate.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by __________, its __________, this __________ day of __________, __________.

BLUEJAY DIAGNOSTICS, INC.
By:
Name:
Title:

Annex A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Vote by Internet, Smartphone or Tablet - QUICK EASY 2024 BLUEJAY DIAGNOSTICS INC. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on October 22, 2024. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. Please mark your votes like this X Proposal 1. To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the ABSTAIN Company’s common stock (the “Reverse Stock Split Proposal”); 1. To approve and adopt an amendment to the Company’s amended and restated certificate of incorporation, as amended, to effect a reverse stock split of the Company’s common stock (the “Reverse Stock Split Proposal”); FOR AGAINST ABSTAIN of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”). FOR AGAINST ABSTAIN Proposal 2. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Reverse Stock Split Proposal (the “Adjournment Proposal”). FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date, 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2024 Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders To view the Proxy Statement and to Attend the Special Meeting, please go to: https://www.cstproxy.com/bluejaydx/sms2024 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BLUEJAY DIAGNOSTICS INC. The undersigned appoints Neil (Indranil) Dey and Jason Cook, and each of them, as proxies, each with the power to appoint his substitute and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bluejay Diagnostics, Inc. held of record by the undersigned at the close of business on September 9, 2024 at the Special Meeting of Stockholders of Bluejay Diagnostics, Inc. to be held on October 23, 2024 or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1 AND 2, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)